Morgan Stanley Universal Institutional Funds, Inc. - Mid
Cap Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 FireEye Inc.
Purchase/Trade Date:	 3/6/2014
Offering Price of Shares: $82.000
Total Amount of Offering: 14,000,000
Amount Purchased by Fund: 23,868
Percentage of Offering Purchased by Fund: 0.170
Percentage of Fund's Total Assets: 0.82
Brokers: Morgan Stanley, Barclays, JP Morgan,
Goldman, Sachs &Co., UBS Investment Bank, Deutsche
Bank Securities, Citigroup, Pacific Crest Securities,
Nomura
Purchased from: Barclays Capital
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*:
YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.